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EXHIBIT 77M

MERGER OF EACH SELLING FUND LISTED BELOW INTO SELIGMAN NATIONAL MUNICIPAL CLASS

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
SELLING FUND:                                    A SERIES OF:

   Seligman Colorado Municipal Class                Seligman Municipal Fund Series, Inc.
   Seligman Florida Municipal Series                Seligman Municipal Series Trust
   Seligman Georgia Municipal Class                 Seligman Municipal Fund Series, Inc.
   Seligman Louisiana Municipal Class               Seligman Municipal Fund Series, Inc.
   Seligman Maryland Municipal Class                Seligman Municipal Fund Series, Inc.
   Seligman Massachusetts Municipal Class           Seligman Municipal Fund Series, Inc.
   Seligman Michigan Municipal Class                Seligman Municipal Fund Series, Inc.
   Seligman Missouri Municipal Class                Seligman Municipal Fund Series, Inc.
   Seligman New Jersey Municipal Fund, Inc.
   Seligman North Carolina Municipal Series         Seligman Municipal Series Trust
   Seligman Ohio Municipal Class                    Seligman Municipal Fund Series, Inc.
   Seligman Oregon Municipal Class                  Seligman Municipal Fund Series, Inc.
   Seligman Pennsylvania Municipal Fund Series
   Seligman South Carolina Municipal Class          Seligman Municipal Fund Series, Inc.
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On July 10, 2009, each Selling Fund identified above (the Selling Funds) merged into Seligman National Municipal Class (the Buying Fund), a series of Seligman
Municipal Fund Series, Inc.

BOARD ACTION: Board members of each Selling Fund and Board Members of the Buying Fund, at a meeting held on January 8, 2009, approved an Agreement and Plan of Reorganization (Agreement). Each Board determined that participation in the reorganization was in the best interests of the respective Fund and that the interests of existing shareholders of the respective Fund would not be diluted as a result of the reorganization.

SHAREHOLDER APPROVAL: The shareholders of each Selling Fund approved the Agreement between the Selling Fund and the Buying Fund at a special meeting of shareholders held on June 2, 2009.

TERMS OF THE REORGANIZATION: Under the Agreement, each Selling Fund transferred all of its assets attributable to Class A and Class C shares to the Buying Fund in exchange for Class A and Class C shares of the Buying Fund, respectively. Those shares were distributed proportionately to the shareholders of each Selling Fund. The Buying Fund assumed the liabilities of each Selling Fund. The shareholders did not pay any sales charge in connection with the distribution of shares. RiverSource Investments, LLC and its affiliates agreed to bear the costs of effecting the reorganization.